Article VII-Evidence of Share Ownership and The Transfer of Shares

     Section 1. Evidence of Share Ownership. Shares of capital stock of the MHC subsidiary holding company may be certificated or uncertificated. Shares that are certificated shall be in such form as shall be determined by the board of directors and approved by the OTS. Such certificates shall be signed by the chief executive officer or by any other officer of the MHC subsidiary holding company authorized by the board of directors, attested by the secretary or an assistant secretary, and sealed with the corporate seal or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar other than the MHC subsidiary holding company itself or one of its employees. Each certificate for shares of capital stock shall be consecutively numbered or otherwise identified. Uncertificated shares shall be evidenced by means of book entry. The name and address of the person to whom the shares are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the MHC subsidiary holding company. All certificates surrendered to the MHC subsidiary holding company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares has been surrendered and canceled, except that in the case of a lost or destroyed certificate, a new certificate may be issued upon such terms and indemnity to the MHC subsidiary holding company as the board of directors may prescribe.

     Section 2. Transfer of Shares. Transfer of shares of capital stock of the MHC subsidiary holding company shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record or by his or her legal representative, who shall furnish proper evidence of such authority, or by his or her attorney authorized by a duly executed power of attorney and filed with the MHC subsidiary holding company. Such transfer shall be made only on surrender for cancellation of the certificate for such shares or appropriate book entry. The person in whose name shares of capital stock stand on the books of the MHC subsidiary holding company shall be deemed by the MHC subsidiary holding company to be the owner for all purposes.